EXHIBIT 99.1

NATIONAL COAL CORP. REPORTS FIRST QUARTER 2009 RESULTS

—	Average realized sales price increased 25% to $72.68 per ton versus $57.96 per ton during the year ago quarter.

—	Tons of coal sold decreased 23.4% to 469,012 tons, from 612,159 tons during the year-ago quarter.

—	First quarter revenues decreased to $35.1 million from $35.7 million during the year-ago quarter.

—	At March 31, 2009, the Company had cash and cash equivalents of approximately $2.9 million and negative working capital of approximately $11.9 million. Cash flows provided by operations were $4.5 million and $3.0 million for the three months ended March 31, 2009, and 2008, respectively.

—	On April 9, 2009, the Company executed an agreement with a lender to provide a First Lien Credit Facility for $10.0 million which matures on December 15, 2009.

Knoxville, Tenn. – (May 11, 2009) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the period ended March 31, 2009, it achieved total revenues of $35.1 million based primarily on the sale of 469,012 tons of coal. In the same prior-year period, National Coal generated revenues of $35.7 million primarily through the sale of 612,159 tons of coal.

National Coal President and CEO, Daniel A. Roling says the decline reflects the state of the industry over the last year. “The coal market has pulled back from 2008, when prices set record highs. Coal production also set a high of 1.17 billion tons, an increase of only 0.6% from the prior record set in 2006. The significance of this may take some time to be fully recognized, but the inability of the coal industry to increase production in a meaningful manner in the short-term is quite evident.”

Roling also stated, “Our ability to produce coal during the first quarter, and thus our costs, were heavily impacted by mine closures and the transition into new mines in Tennessee and Alabama as well as continuing poor weather at our Alabama surface mining operations. We did not achieve our anticipated levels of production during the quarter. However, our production levels have increased since March and are on track to achieve anticipated levels. I believe that, barring unforeseen events, our costs should decline going forward.”

For the three months ended March 31, 2009, National Coal reported a net loss of $7.9 million or $0.23 per share versus a net loss of $10.1 million or $0.36 per share during the year ago quarter. The Company also reported an improved and positive adjusted EBITDA of $0.8 million versus a negative adjusted EBITDA of $0.4 million reported in the year-ago quarter.

For the three months ended March 31, 2009, the Company produced 0.38 million tons of coal, 21.4% less than during the year ago quarter. However, production during the first quarter of 2008 included about 0.1 million tons of production from the Straight Creek mining operations, which were sold in the first quarter of 2008. Approximately 20.8% of its production originated from underground mines and 79.2% was produced at its surface and highwall mining operations. “Previously anticipated levels of production are not likely given current market conditions,” said Roling, “but production is still expected at levels necessary to meet all of our contractual commitments.”

The Company realized significantly higher prices for coal sold during the first quarter versus the year ago period. The average realized sales price increased 25.4% during the first quarter to $72.68 per ton from $57.96 during the year ago quarter, and 11.8% from the 2008 full year average.

Looking forward, the Company has committed 1.9 million tons for the full year 2009 at an average contractual price of $76.01 per ton, 1.2 million tons for the full year 2010 at an average contractual price of $76.74 per ton, and 0.3 million tons for the full year 2011 at an average contractual price of $77.70 per ton.  At March 31, 2009, the Company’s un-priced and uncommitted future production was approximately 0.2 million tons in 2009, 0.9 million to 1.3 million tons in 2010, and 2.6 million tons in 2011.

Roling said, “The current weak market condition has offered the Company the opportunity to purchase coal to supplement its production, which has fallen short of projections. This opportunity has contributed to a 41.8% increase in accounts payable during the quarter to $19.5 million from $13.8 million at year end 2008.”

Capital expenditures for 2009 are estimated to be in the range of $13.0 to $16.0 million. Year-to-date, National Coal has invested approximately $4.1 million in equipment and mine development during the three months ended March 31, 2009. For the remainder of 2009, management expects to finance $5.9 million of capital expenditures to replace mining equipment and incur an additional $3.6 million to maintain existing assets.

The Company executed an agreement with Next View Partners, LLC on April 9, 2009 to provide a First Lien Credit Facility for $10.0 million, as permitted by the provisions of its Senior Secured Debt Facility that matures in December 2010. The terms of this agreement provide up to $10.0 million to be used for general corporate purposes at an annual rate of 13% for amounts outstanding up to $5.0 million and an annual rate of 15% for amounts outstanding greater than $5.0 million. The collateral securing the debt facility is substantially all the assets of the Company’s Tennessee mining operations. This facility cannot be used to fund the working capital needs of NCA.  This agreement currently expires December 15, 2009.

Outlook

Roling stated that “Both prices and volumes should continue to gradually increase as we progress through the year, as we continue to meet our contractual commitments. The intermediate-term future holds many challenges and opportunities, and we believe that we are well positioned to capitalize on them.”

The demand for coal has abated as demand for electricity has declined in line with the weak economy. In addition, the current low price for natural gas has made it advantageous for some consumers of coal to switch fuels for their source of energy. This has contributed to a decline in demand and prices for coal in the intermediate-term. We remain optimistic on the outlook for coal as demand for electricity is anticipated to recover along with the economy. National Coal has the production capability to meet its contractual sales position, and to participate in an anticipated stronger market when demand for coal recovers.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information about Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. Examples of forward looking-statements include anticipated benefits of capital improvements and new mines and an anticipated strengthening coal market in the future. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the price of alternative fuel sources; (iv) the supply of coal and other competitive factors; (v) the costs to mine and transport coal; (vi) the ability to obtain new mining permits; (vii) the costs of reclamation of previously mined properties; (viii) the risks of expanding coal production; (ix) the ability to bring new mining properties on-line on schedule; (x) industry competition; (xi) our ability to continue to execute our growth strategies; and (xii) general economic conditions. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NATIONAL COAL CORP.
CALCULATION OF EBITDA
(UNAUDITED)

EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income, (v) income tax benefits, and (vi) income from joint ventures. We present Adjusted EBITDA, including stock compensation expense, to enhance understanding of our operating performance. We use Adjusted EBITDA as a criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. In addition, our management uses Adjusted EBITDA to monitor and evaluate our business operations. However, Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to Adjusted EBITDA:

	Three Months Ended March 31,
	2009	2008
Net loss	$(7,890,415)	$(10,102,905)
Income tax benefit	(434,336)	(76,010)
Other (income) expense, net	(23,162)	682,976
Income from joint venture	(80,677)	(202,016)
Interest income	(101,186)	(228,910)
Interest expense	4,016,384	4,607,568
Depreciation, depletion, amortization and accretion	4,919,519	4,691,847
EBITDA	406,127	(627,450)
Stock compensation expense	425,091	241,076
Adjusted EBITDA	$831,218	$(386,374)

NATIONAL COAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,884,727	$4,624,511
Restricted cash	2,776,239	2,771,445
Accounts receivable, net	7,103,523	5,738,137
Inventory	2,968,899	3,690,162
Prepaid and other current assets	1,034,530	1,550,873
Total Current Assets	16,767,918	18,375,128

Property, plant, equipment and mine development, net	102,347,407	102,446,696
Deferred financing costs	4,741,406	4,779,439
Restricted cash	19,904,483	19,916,320
Other non-current assets	2,295,160	2,291,634
Total Assets	$146,056,374	$147,809,217

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$19,545,432	$13,782,871
Accrued expenses	4,714,506	2,586,312
Current maturities of long - term debt	2,391,807	3,616,338
Current installments of obligations under capital leases	2,200,073	1,943,968
Current portion of asset retirement obligations	371,347	259,607
Deferred revenue	—	2,224,880
Total Current Liabilities	29,223,165	24,413,976

Long - term debt, less current maturities, net of discount	105,795,238	103,499,899
Obligations under capital leases, less current installments	314,389	1,419,099
Asset retirement obligations, less current portion	7,553,003	7,150,091
Deferred revenue	1,241,117	1,303,655
Other non-current liabilities	1,944,860	2,138,235
Deferred tax liability	1,959,191	2,393,527
Total Liabilities	148,030,963	142,318,482

Stockholders' Equity (Deficit):
Common Stock, $.0001 par value; 80 million shares authorized;
34,184,824 shares issued and outstanding at March 31, 2009
and December 31, 2008	3,418	3,418
Additional paid - in capital	115,196,038	114,770,947
Accumulated deficit	(117,174,045)	(109,283,630)
Total Stockholders' Equity (Deficit)	(1,974,589)	5,490,735
Total Liabilities and Stockholders' Equity (Deficit)	$146,056,374	$147,809,217

The Condensed Consolidated Balance Sheet as of December 31, 2008 was derived from Audited Financials.

NATIONAL COAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Revenues:
Coal sales	$34,087,025	$35,483,441
Other revenues	990,715	185,306
Total revenues	35,077,740	35,668,747

Operating expenses:
Cost of coal sales (exclusive of depreciation, depletion, amortization and
accretion)	31,487,106	34,471,575
Cost of services	942,379	—
Depreciation, depletion, amortization and accretion	4,919,519	4,691,847
General and administrative	2,242,128	1,824,622
Total operating expenses	39,591,132	40,988,044

Loss from operations	(4,513,392)	(5,319,297)

Other income (expense):
Interest expense	(4,016,384)	(4,607,568)
Interest income	101,186	228,910
Income from joint venture	80,677	202,016
Other	23,162	(682,976)
Other income (expense), net	(3,811,359)	(4,859,618)

Loss before income taxes	(8,324,751)	(10,178,915)

Income tax benefit	434,336	76,010

Net loss	(7,890,415)	(10,102,905)

Preferred stock dividend	—	(39,889)

Net loss attributable to common shareholders	$(7,890,415)	$(10,142,794)

Basic net loss per common share	$(0.23)	$(0.36)

Diluted net loss per common share	$(0.23)	$(0.36)

Weighted average common shares outstanding	34,003,824	28,383,513

NATIONAL COAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Operating Activities
Net loss	$(7,890,415)	$(10,102,905)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, amortization and accretion	4,919,519	4,691,847
Deferred income tax benefit	(434,336)	(76,010)
Amortization of deferred financing costs	247,706	366,815
Amortization of debt discount	557,362	524,404
Gain on disposal of assets	(13,161)	—
Loss on sale of Straight Creek properties	—	381,247
Loss on extinguishment of debt	—	454,811
Income from joint venture	(80,677)	(202,016)
Bad debt expense	222,712	—
Settlement of asset retirement obligations	(35,772)	(93,461)
Stock option expense	425,090	241,076
Changes in operating assets and liabilities:
Accounts receivable	(1,588,098)	1,718,281
Inventory	503,330	415,649
Prepaid and other current assets	511,549	(519,952)
Other non - current assets	119,252	88,083
Accounts payable and accrued expenses	9,436,765	5,232,266
Deferred revenue	(2,224,880)	(62,538)
Other non - current liabilities	(193,375)	(56,321)
Net cash flows provided by operating activities	4,482,571	3,001,276

Investing Activities
Capital expenditures	(4,058,402)	(953,735)
Proceeds from sale of equipment	—	5,661,399
Decrease (increase) in restricted cash	11,837	(362,686)
Additions to prepaid royalties	(42,100)	(389,294)
Net cash flows (used in) provided by investing activities	(4,088,665)	3,955,684

Financing Activities
Repayments of debt	(1,075,412)	(1,806,053)
Repayment of Term Loan Credit Facility	—	(5,000,000)
Repayments of capital leases	(719,492)	(21,781)
Payments for deferred financing costs	(338,786)	(16,212)
Net cash flows used in financing activities	(2,133,690)	(6,844,046)

Net (decrease) increase in cash and cash equivalents	(1,739,784)	112,914
Cash and cash equivalents at beginning of period	4,624,511	9,854,351
Cash and cash equivalents at end of period	$2,884,727	$9,967,265

Supplemental Cash Flow Information
Cash paid during the year for interest	$636,012	$1,139,183
Non-cash investing and financing activities:
10.5% Senior Secured Notes exchanged for common stock	$—	$2,719,596
Financed equipment acquisitions	42,848	73,832
Asset retirement obligations incurred, acquired or recosted	324,332	158,300
Interest and fees paid in-kind	2,100,000	—